Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this the Registration Statement on Form S-4/A of Old National Bancorp of our reports dated March 3, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of CapStar Financial Holdings, Inc. and its Subsidiary, appearing in the Annual Report on Form 10-K of CapStar Financial Holdings, Inc. for the year ended December 31, 2022.

We also consent to the reference to our firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina

January 22, 2024